UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2023

Nate’s Food Co.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale

Huntington Beach, California 92649

(Address of principal executive offices) (zip code)

(949) 381-1834

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02 Unregistered Sales of Equity Securities

On June 13, 2023, the Company issued common stock pursuant to a notice of conversion related to certain convertible debt dated October 15, 2021, converting $5,000 for 200,000,000 common shares. The balance of the note is approximately $212,750 (with accrued interest).

Item 8.01 Other Event

On June 10, 2023, the Company initiated preliminary discussions regarding the acquisition of a company operating in the food and/or supplement industry, which could potentially lead to a change of control within the Company. These discussions involve multiple potential acquisition targets, indicating the Company's proactive approach in exploring various opportunities. If an agreement is reached, it is anticipated that the current management would resign, making way for the appointment of new officers and new board of directors.

As of now, the Company has not set a specific timetable for finalizing a deal, nor can it guarantee the consummation of any agreement. This cautious stance reflects the Company's commitment to conducting thorough due diligence and ensuring that any potential acquisition aligns with its strategic goals and vision.

Dated: June 15, 2023	Nate’s Food Co.

	By:	/s/ Nate Steck
Name: Nate Steck Title: CEO

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